Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Green China Resources Inc. and
Shine Media Acquisition Corp.

We hereby consent to the use in this Amendment No. 4 to the Registration Statement under the Securities Act of 1933 on Form S-4 (the “Registration Statement”) of our reports dated August 22, 2008 on the financial statements of Jiangsu Sunshine Zoology and Forestry Development Co., Ltd. as of December 31, 2007, 2006 and 2005 and for the years then ended and for the period from January 1, 2007 to June 26, 2007 and China Greenscape Co. Ltd. as of December 31, 2007 and for the period from February 5, 2007 (date of inception) to December 31, 2007 which appear in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/S/ UHY Vocation HK

UHY VOCATION HK CPA LIMITED
(formerly known as UHY ZTHZ HK CPA LIMITED)
Hong Kong

December 8, 2008